Exhibit 5.1

January 20, 2011

AmeriGas Partners, L.P.

AmeriGas Finance Corp.

460 North Gulph Road

King of Prussia, PA 19406

RE:	AmeriGas Partners, L.P. and AmeriGas Finance Corp.

Registration Statement on Form S-3 (Registration No. 333-159076 and 333-159076-01)

Ladies and Gentlemen:

We have acted as counsel to AmeriGas Partners, L.P., a Delaware limited partnership (the “Partnership”), and AmeriGas Finance Corp., a Delaware corporation and a wholly owned subsidiary of the Partnership (“Finance Corp.” and, together with the Partnership, the “Issuers”), in connection with (i) the issuance and sale by the Issuers of $470,000,000 aggregate principal amount of their 6.50% Senior Notes due 2021 (the “Notes”) pursuant to the terms of an Underwriting Agreement, dated as of January 5, 2011 (the “Underwriting Agreement”), among the Issuers, AmeriGas Propane, L.P., AmeriGas Propane, Inc. and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, RBS Securities Inc., Wells Fargo Securities, LLC and Citigroup Global Markets Inc., as representatives of the several underwriters named on Schedule II thereto and (ii) the filing of the above-referenced Registration Statement (the “Registration Statement”) on May 8, 2009, under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”), pursuant to which the Notes are registered under the Act.

The Notes have been issued under an Indenture dated as of January 20, 2011, as supplemented and amended by that certain First Supplemental Indenture thereto dated as of January 20, 2011 (as so supplemented and amended, the “Indenture”), by and among the Issuers and U.S. Bank National Association, as trustee (the “Trustee”).

In connection with this opinion letter, we have examined:

(i)	the Indenture;

(ii)	the Underwriting Agreement;

(iii)	the Registration Statement;

(iv)	the base prospectus of the Issuers, dated as of January 5, 2011, which was filed with the Commission by the Issuers on January 5, 2011 pursuant to Rule 424(b)(3) promulgated under the Act (the “Base Prospectus”), which supersedes the base prospectus dated May 8, 2009;

AmeriGas Partners, L.P.

AmeriGas Finance Corp.

January 20, 2011

(v)	the preliminary prospectus supplement of the Issuers, dated as of January 5, 2011, which was filed by the Issuers with the Commission on January 5, 2011 pursuant to Rule 424(b)(2) promulgated under the Act;

(vi)	the pricing term sheet of the Issuers, which was filed by the Issuers with the Commission on January 5, 2011 pursuant to Rule 433 promulgated under the Act;

(vii)	the final prospectus supplement of the Issuers, dated as of January 5, 2011, which was filed by the Issuers with the Commission on January 6, 2011 pursuant to Rule 424(b)(2) promulgated under the Act;

(viii)	originals, or copies certified or otherwise identified to our satisfaction, of the Partnership’s Certificate of Limited Partnership, as amended, and Fourth Amended and Restated Agreement of Limited Partnership, dated as of July 27, 2009, and Finance Corp.’s Articles of Incorporation and Bylaws; and

(ix)	such other documents and records of the Issuers as we deemed appropriate for purposes of the opinions set forth herein.

We have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed, without any independent investigation or verification of any kind, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Indenture constitutes a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing, we are of the opinion that the Notes constitute valid and binding obligations of the Issuers.

The opinions expressed above are subject to the following limitations and qualifications:

A.	The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

B.

The opinions expressed herein are limited to the laws of the State of New York, the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction. To the extent that the laws of any

AmeriGas Partners, L.P.

AmeriGas Finance Corp.

January 20, 2011

other state or jurisdiction govern any of the matters set forth herein, we have assumed that the laws of such state or jurisdictions are identical to those of the State of New York, and we express no opinion as to whether such assumption is reasonable or correct.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/    Morgan, Lewis & Bockius LLP

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